Exhibit 3.2
AMENDED AND RESTATED REGULATIONS
OF
THE O’GARA GROUP, INC.
(the “Corporation”)
ARTICLE I.
SHAREHOLDERS’ MEETINGS
     Section 1. Place. All meetings of shareholders shall be held either at the principal office of the Corporation or at any other place within or without the State of Ohio.
     Section 2. Annual Meetings. The annual meeting of the Corporation’s shareholders shall be held in the afternoon on the 1st day in April of each year if not a legal holiday, then if a legal holiday, then at the same time of the next succeeding day not a legal holiday. In the event that such annual meeting is omitted by oversight or otherwise on the date herein provided for, the shareholders shall cause a meeting in lieu thereof to be held as soon thereafter as is convenient, and any business transacted or elections held at such meeting shall be as valid as if transacted or held at the annual meeting.
     Section 3. Special Meetings. Special meetings of the shareholders of the Corporation may be held on any date, other than a legal holiday, when called as provided by law. Any holder or holders of more than ten percent (10%) of the outstanding capital stock of the Corporation (calculated on an “as-converted” basis), shall have the right to call a special meeting of the shareholders.
     Section 4. Notice of Meetings. Written notice of all shareholders’ meetings, stating the time and place, and in case of special meetings, the objects thereof, shall be given to each shareholder of record entitled to notice of such meeting by mailing the notice to such shareholder’s address as it appears on the records of the Corporation not less than seven (7) nor more than sixty (60) days before the date of the meeting.
     Section 5. Action of Shareholders Without Meeting. Any action which may be authorized or taken at a meeting of the shareholders of the Corporation may be authorized without a meeting by a unanimous written consent of such shareholders pursuant to Section 1701.54, Ohio Revised Code.
ARTICLE II.
DIRECTORS
     Section 1. Election, Number and Term. The election of directors shall take place at the annual meeting of shareholders or at a special meeting called for that purpose. The number of directors and the rights and obligations of the shareholders to nominate and elect the directors are as set forth in the Amended and Restated Shareholders Agreement dated as of May 6, 2005, as amended or modified in accordance with its terms (the “Shareholders Agreement”).
     Section 2. Meetings. Meetings of the Board of Directors shall be held at the principal office of the Corporation, or at such other place within or without the State of Ohio as may be determined by the Board. At least two (2) days notice of such meetings shall be given to each director, unless the Board of Directors has fixed a regular time and place for such meetings, in which case no noticed shall be required for meetings held at such time and place. Meetings may be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President, a Vice President or by any two directors upon the giving of notice as herein required. Notice of any Director’s meeting may be waived by any director either before or after such meeting. A director’s presence at any meeting shall be deemed to constitute a waiver of notice on his/her part.
     Section 3. Action of Directors Without a Meeting. Any action which may be authorized or taken at a meeting of the directors of the Corporation may be authorized without a meeting by the unanimous written consent of such directors pursuant to Section 1701.54 of the Ohio Revised Code.
ARTICLE III.
OFFICERS
     Section 1. Officers. The officers of the Corporation shall be a Chairman of the Board of Directors, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the Directors may elect.
     Section 2. Election and Term. All officers shall be elected by the Board of Directors and shall hold office at the will of the Board of Directors. Except as otherwise provided by law, any person may hold more than one office, provided the duties thereof can be consistently performed by the same person.
     Section 3. Powers and Duties. The officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, subject to such restrictions as may be determined by the Board of Directors and such further powers and duties as from time to time may be conferred by the Board of Directors.
ARTICLE IV.
INDEMNIFICATION
     Section 1. General. The Corporation shall, in the case of any person who is or was an officer or director, and may, in the case of any other person, indemnify and hold harmless, to the fullest extent not prohibited by the Ohio General Corporation Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or any predecessor, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Section 2. Derivative Actions. The Corporation shall, in the case of any person who is or was an officer or director, and may, in the case of any other person, indemnify and hold harmless to the fullest extent not prohibited by the Ohio General Corporation Law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or any predecessor, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless, and only to the extent that, the Hamilton County, Ohio Court of Common Pleas, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Hamilton County, Ohio Court of Common Pleas or such other court shall deem proper.
     Section 3. Payment or Advancement of Expenses. To the extent that a director, trustee, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article IV, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith. In addition, with respect to a director or officer, such expenses, including attorneys’ fees, shall be paid by the Corporation on a continuing and current basis (and not later than ten (10) business days following receipt by the Corporation of a request for reimbursement) in advance of the final disposition of such action, suit or proceeding, upon the Corporation’s receipt of an undertaking by or on behalf of the director or officer to repay such amount, if

(with respect to an officer) it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized herein or (with respect to a director) it is ultimately determined by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disrespect for the best interest of the Corporation.
     Section 4. Special Procedure to Enforce Rights. If a request for indemnification or reimbursement is not paid in full by the Corporation within ninety days following the receipt thereof by the Corporation, the requesting party may at any time thereafter bring suit against the Corporation to recover the unpaid amount, and, if successful in whole or in part, shall also be entitled to the expenses of prosecuting such action. It shall be a defense to any such action (other than an action to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the requesting party has not met the standards of conduct which make it permissible under the Ohio General Corporation Law for the Corporation to indemnify the requesting party for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the requesting party is proper under the circumstances because he has met the applicable standard of conduct set forth in the Ohio General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the requesting party had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the requesting party has not met the applicable standard of conduct.
     Section 5. Rights are Non-Exclusive. The rights conferred on any person by Sections 1, 2, 3 and 4 above shall not be exclusive of any other rights to which such person may be entitled under any statute, provision of the Corporation’s Amended and Restated Articles of Incorporation or these Amended and Restated Regulations, agreement, vote of the shareholders or disinterested Directors, or otherwise. The Corporation shall have the power to give any further indemnity, in addition to the indemnity offered or authorized under other provisions of this Article IV, to any person who is or was a director or officer, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either: (i) authorized, directed or provided for in the Corporation’s Amended and Restated Articles of Incorporation or any duly adopted amendment thereof; or (ii) authorized, directed or provided for in any provision of these Amended and Restated Regulations, or separate agreement or contract of the Corporation which has been ratified or adopted by a vote of the shareholders of the Corporation, and provided further that the Corporation shall in no event indemnify any person from or on account of such person’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or if it is finally adjudged by a court of competent jurisdiction considering the question of indemnification that such payment of indemnification is or would be in violation of applicable law.

     The Board of Directors, in its discretion, shall have the power on behalf of the Corporation to indemnify, to the fullest extent not prohibited by the Ohio General Corporation Law, any person, other than a director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding, by reason of the fact that he, or a person for whom he is the legal representative, is or was an employee or agent of the Corporation.
     Section 6. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article IV.
     Section 7. Consolidation or Merger. As used in this Article IV, references to the Corporation include all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such a constituent corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under this Article IV with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.
     Section 8. Contract Rights. The provisions of this Article IV shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves in such capacity at any time while this Article is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any proceeding theretofore brought based in whole or in part on any such state of facts.
ARTICLE V.
SHARES
     Section 1. Certificates. Every shareholder shall be entitled to a certificate or certificates for its, his or her shares of the Corporation in such form as may be prescribed by the Board of Directors, duly numbered and setting forth the number and kind of shares. Such certificates shall be signed as permitted by law.
     Section 2. Transfer. Subject to the provisions and restrictions set forth in the Shareholders Agreement, Shares may be transferred by delivery of the certificate accompanied either by an assignment in writing on the back of the certificate or by a written power of attorney to sell, assign, and transfer the same on the books of the Corporation, signed by the person appearing by the certificate to be the owner of the shares represented thereby an shall be transferable on the books of the Corporation upon surrender thereof so assigned or endorsed. The person registered on the books of the Corporation as the owner of any shares shall be entitled to all the rights of ownership with respect to such shares.
     Section 3. Lost Certificates. The Board of Directors may order a new certificate or certificates of shares to be issued in place of any certificate or certificates alleged to have been lost or destroyed upon such terms as the Board of Directors may prescribe.
     Section 4. Closing of Transfer Books. The transfer books of the corporation may be closed by order of the Board of Directors for a period not exceeding sixty (60) days prior to any meeting of the shareholders. In lieu of closing the transfer books, the Board of Directors may fix a day not more than sixty (60) days prior to the day of holding any meeting of Shareholders as the day as of which shareholders entitled to notice of and to vote at such meeting shall be determined; and only shareholders of record on such day shall be entitled to notice of or to vote at such meeting.
ARTICLE VI.
SEAL
     The Corporation shall have no seal unless and until the Board of Directors adopts a seal and in such form as the Board of Directors may designate or approve.
ARTICLE VII.
AMENDMENTS
     These Amended and Restated Regulations of the Corporation may be amended, added to, or repealed by vote or written consent of the holders of two thirds of the issued and outstanding voting shares of the Corporation, subject to the limitations and required consent provisions of the Corporation’s Amended and Restated Articles of Incorporation.